EXHIBIT 12.1
DUKE REALTY LIMITED PARTNERSHIP
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS
(in thousands, except ratios)

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Net income (loss) from continuing operations, less preferred distributions	$(64,390)		$(30,767)		$(313,686)		$17,595		$111,469
Preferred distributions	60,353		69,468		73,451		71,426		58,292
Interest expense	223,053		189,094		151,605		137,055		112,252
Earnings (loss) before fixed charges	$219,016		$227,795		$(88,630)		$226,076		$282,013
Interest expense	$223,053		$189,094		$151,605		$137,055		$112,252
Interest costs capitalized	4,335		11,498		26,864		53,456		59,167
Total fixed charges	227,388		200,592		178,469		190,511		171,419
Preferred distributions	60,353		69,468		73,451		71,426		58,292
Total fixed charges and preferred distributions	$287,741		$270,060		$251,920		$261,937		$229,711
Ratio of earnings to fixed charges	N/A	(1)	1.14		N/A	(4)	1.19		1.65
Ratio of earnings to fixed charges and preferred distributions	N/A	(2)	N/A	(3)	N/A	(5)	N/A	(6)	1.23

(1)	N/A - The ratio is less than 1.0; deficit of $8.4 million exists for the year ended December 31, 2011. The calculation of earnings includes $330.5 million of non-cash depreciation expense.

(2)	N/A - The ratio is less than 1.0; deficit of $68.7 million exists for the year ended December 31, 2011. The calculation of earnings includes $330.5 million of non-cash depreciation expense.

(3)	N/A - The ratio is less than 1.0; deficit of $42.3 million exists for the year ended December 31, 2010. The calculation of earnings includes $279.6 million of non-cash depreciation expense.

(4)	N/A - The ratio is less than 1.0; deficit of $267.1 million exists for the year ended December 31, 2009. The calculation of earnings includes $245.5 million of non-cash depreciation expense.

(5)	N/A - The ratio is less than 1.0; deficit of $340.6 million exists for the year ended December 31, 2009. The calculation of earnings includes $245.5 million of non-cash depreciation expense.

(6)	N/A - The ratio is less than 1.0; deficit of $35.9 million exists for the year ended December 31, 2008. The calculation of earnings includes $213.7 million of non-cash depreciation expense.